VETERINARY CENTERS OF AMERICA, INC. REPORTS
                SECOND QUARTER AND SIX MONTH FINANCIAL RESULTS

     Company Reports 133% Increase in EPS on Record Earnings and Revenues

     SANTA MONICA, CA July 30, 1997 -- VETERINARY CENTERS OF AMERICA, INC. (NASDAQ NM SYMBOL: VCAI) today reported financial results for the second quarter and the six months ended June 30, 1997.

     Revenues for the second quarter ended June 30,1997 increased 50% to a record $63,191,000 from $42,208,000 for the second quarter last year. Net income for the quarter was $4,350,000, or $0.21 per share compared to a loss of $1,304,000, or $0.09 per share, in the corresponding quarter in 1996.
Excluding the merger costs recorded in the second quarter of 1996 (amounting to $2,901,000, or $2,795,000, after tax) the Company reported net income of $1,491,000, or $0.09 per share, in the second quarter of 1996.

     For the six months ended June 30, 1997, the Company's revenues increased 54% to $119,214,000 versus $77,440,000 for the corresponding period in 1996. For the six months ended June 30, 1997, the Company reported net income of $5,760,000, or $0.28 per share, compared to a net loss of $544,000, or $0.04 per share for the six months ended June 30, 1996. Excluding the after-tax effect of the merger costs recorded in 1996, the Company posted net income for the six months ended June 30, 1996 of $2,251,000, or $0.14 per share.

     Bob Antin, Chairman and CEO, stated, "We are pleased to report significant growth in our revenues and record second quarter earnings. Our consolidated revenues increased 50%, and our operating income and earnings per share, each excluding the effect of the merger costs in 1996, increased 68% and 133%, respectively. VCA enjoyed growth in both of its operating divisions-- VCA animal hospitals and Antech Diagnostics. VCA animal hospital gross profit increased 133% in the second quarter of 1997 compared to the second quarter of 1996. Gross profit margin increased to 22.7% in the 1997 quarter compared to 17.6% in the second quarter of 1996. The 1997 margin was benefited by consulting fees received from Heinz Pet Products under a consulting agreement entered into during the first quarter of 1997. The operating margin in the second quarter of 1997 in our laboratory business, Antech Diagnostics, was 28.0% compared to 32.1% in the comparable period in 1996. The operating margin in 1997 was impacted by increased costs associated with the expansion of our laboratory management team and our laboratory services. Additional amortization expense, attributable to our buyout of our minority partners' interest in Vet Research Laboratories, LLC in January 1997, also impacted the laboratory margin.

     Bob Antin further stated, "The integration plan that we commenced in the later part of last year is substantially complete. We are excited that our expanded management team is now focusing its efforts on capitalizing on the benefits of our new size and our leadership position in the industry."

     VETERINARY CENTERS OF AMERICA, INC. owns and operates the largest network of free-standing veterinary hospitals and one of the largest networks of veterinary-exclusive clinical laboratories in the country. The Company currently provides goods and services to approximately 9,000 animal hospitals nationwide. In addition, VCA is a general partner of Vet's Choice, a joint venture with Heinz Pet Products, an affiliate of H.J. Heinz Company (NYSE
Symbol: HNZ), which markets and distributes a complete line of specialty pet foods.

     With the exception of the historical information, the matters discussed above include forward-looking statements that involve risks and uncertainties. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are the level of direct costs and the ability of the company to maintain gross revenues at a level necessary to maintain gross profit margins, the level of selling, general and administrative costs, the effects of competition, the continued success of the company's integration process, the effects of the company's recent acquisitions and its ability to effectively manage its growth, the continued implementation of its management information systems, pending litigation and governmental investigations, and the results of the company's acquisition program. These and other risk factors are discussed in the Company's recent filings with the Securities and Exchange Commission on Forms 8-K, 10-Q and 10-K and the reader is directed to these reports for a further discussion of important factors which could cause actual results to differ materially from those in the forward-looking statements.

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                      VETERINARY CENTERS OF AMERICA, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                           UNAUDITED - IN THOUSANDS)

                                        Three months        Six months
                                       ended June 30,      ended June 30,
                                       1997      1996      1997     1996
                                     -------   -------   -------   ------
Revenues:
Animal Hospital                     $45,929    $25,455   $85,868   $47,514
  Laboratory                         18,480     15,432    34,726    27,488
  Pet Food                               --      2,120     1,064     3,970
  Eliminations                      (1,218)      (799)   (2,444)   (1,532)
                                    -------    -------   -------   -------
                                     63,191     42,208   119,214    77,440
                                    -------    -------   -------   -------
Direct Costs                         45,779     30,489    89,299    57,199
Gross Profit:
  Animal Hospital                    10,437      4,488    16,811     7,650
  Laboratory                          6,975      6,429    12,536    11,099
  Pet Food                               --        802       568     1,492
                                    -------    -------   -------   -------
                                     17,412     11,719    29,915    20,241
                                    -------    -------   -------   -------
General & Administrative:
  Corporate                           3,692      2,139     7,181     3,948
  Laboratory                            955        980     1,915     1,895
  Pet Food                               --      1,198       400     2,318
                                    -------    -------   -------   -------
                                      4,647      4,317     9,496     8,161
                                    -------    -------   -------   -------
Depreciation & Amortization           2,731      1,414     5,459     2,649
Merger Costs                             --      2,901        --     2,901
                                    -------    -------   -------   -------
Operating Income                     10,034      3,087    14,960     6,530
Interest Expense, Net                 2,082        882     3,880     1,395
                                    -------    -------   -------   -------
Income Before Minority Interest
  and Income Taxes                    7,952      2,205    11,080     5,135
Minority Interest Expense               120      1,938       291     3,309
Provision for Income Taxes            3,482      1,571     5,029     2,370
                                    -------    -------   -------   -------
Net Income (Loss)                    $4,350   $(1,304)    $5,760    $(544)
                                     =======   =======    =======  =======
Earnings (Loss) Per Share             $0.21    $(0.09)     $0.28   $(0.04)
                                     =======   =======    =======  =======
Shares Used for Computing EPS        20,737     14,163    20,631    13,697
                                     =======   =======    =======  =======